Exhibit No. 99.1

Northstar Neuroscience, Inc. Reports Financial

Results for the Third Quarter of 2008

SEATTLE—(GLOBE NEWSWIRE)—November 5, 2008—Northstar Neuroscience, Inc., (NASDAQ:NSTR), a medical device company developing therapies for the treatment of major depressive disorder, today announced financial results for its third quarter ended September 30, 2008. Investments in the Company’s depression program combined with costs associated with the Company’s restructuring resulted in a net loss of $4.3 million, or $0.17 per share, for the third quarter of 2008, compared to a net loss for the third quarter of the prior year of $5.4 million, or $0.21 per share. Northstar also reported cash and investments of $70.3 million at September 30, 2008, compared to $83.5 million at December 31, 2007.

“During the third quarter, we refocused our business on our depression indication,” noted John Bowers, Northstar’s President and Chief Executive Officer. “Millions of people suffer from major depression who are not adequately treated today. Results from our previous research have been encouraging, and we believe our cortical stimulation therapy has the potential to be a strong treatment alternative for those with severe depression.”

“In October, the FDA granted conditional approval for our second, larger feasibility trial evaluating cortical stimulation for the treatment of major depressive disorder, PROSPECT II,” Mr. Bowers continued. “We are working with our clinical investigators to begin enrollment before the end of the year, and expect to have clinical results available before the end of next year. In addition, management and the Board of Directors are continuing our previously-announced review of strategic alternatives to enhance shareholder value.”

Research and development expenses declined 34 percent to $2.9 million for the quarter ended September 30, 2008, compared to $4.4 million for the same quarter of the prior year. The lower current quarter expenses reflect a reduction in clinical trial and related costs compared to 2007.

General and administrative expenses declined 14 percent to $1.9 million for the quarter ended September 30, 2008, compared to $2.2 million for the same quarter of the prior year. The decrease primarily reflects reduced compensation costs realized from headcount reductions during 2008, partially offset by non-recurring costs related to personnel reductions during the third quarter.

“As we have refocused on our depression program, we have also taken further steps to reduce expenses and we are well-positioned to advance our therapy in a cost-efficient manner,” Mr. Bowers concluded. “Based on our current operating plans, we expect to end 2008 with cash and investments of approximately $66 million, and we expect to have approximately $53 million in cash and investments at the end of 2009.”

Conference Call

Northstar Neuroscience will hold a conference call today to discuss the Company’s third quarter operating results and to provide an update on its clinical programs starting at 4:30 p.m. EST (1:30 p.m. PST). To listen to the conference call on your telephone, please dial 1-866-383-8008 (US/Canada) or 1-617-597-5341 (International) and use the participant code “16839541” approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Northstar Neuroscience Web site at www.northstarneuro.com under the investor relations section. The webcast will be available for replay for 30 days after the call.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neuromodulation therapies to treat neurological diseases and disorders. Northstar’s proprietary Renova™ Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain - the cerebral cortex. For more information, visit www.northstarneuro.com.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the timing and results of any of our clinical trials, analysis of the results of any of our clinical trials, the timing of release of results related to any of our clinical trials, the timing of any proposed submission to the U.S. Food and Drug Administration, our ability to complete our ongoing or any future clinical trials, delays in conducting or completing any of our clinical trials, and our ability to estimate future financial results. Results from our feasibility trials, or from subgroups of a pivotal clinical trial, may not be indicative of success in any later clinical trials. In addition, there can be no assurance regarding the results of the Company’s engagement of a financial advisor or analysis of strategic alternatives, or that such engagement or analysis will result in any transaction or arrangement with a third party.

CONTACT:

Investors:

Northstar Neuroscience, Inc.

Ray Calvert, 206-902-1997

Vice President, Finance/CFO

ir@northstarneuro.com

or

Westwicke Partners

Mark Klausner, 443-213-0500

mark.klausner@westwicke.com

or

Media:

Schwartz Communications

Helen Shik, 781-684-0770

northstar@schwartz-pr.com

Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands)

	September 30, 2008	December 31, 2007
Cash, cash equivalents and investment securities	$70,289	$83,450
Other current assets	1,017	1,017
Property and equipment, net	823	949
Other assets	93	93

Total assets	$72,222	$85,509

Accounts payable and accrued liabilities	$3,338	$3,658
Other liabilities	541	601
Shareholders’ equity	68,343	81,250

Total liabilities and shareholders’ equity	$72,222	$85,509

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except share and per share data)

	Three-month Period Ended September 30,		Nine-month Period Ended September 30,
	2008	2007	2008	2007
Operating expenses:
Research and development	$2,933	$4,440	$9,728	$15,899
General and administrative	1,862	2,200	6,206	6,957

Total operating expenses	4,795	6,640	15,934	22,856

Operating loss	(4,795)	(6,640)	(15,934)	(22,856)
Interest income	453	1,219	2,038	3,860

Net loss	$(4,342)	$(5,421)	$(13,896)	$(18,996)

Net loss per share	$(0.17)	$(0.21)	$(0.54)	$(0.74)

Shares used in computing net loss per share	25,955,901	25,836,526	25,924,690	25,827,236